CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I, Jian-Kun Xu (Rebecca Xu), hereby consent to the inclusion of my name on the auditor report issued by MNP LLP dated July 18, 2024, relating to the financial statements of Vizsla Silver Corp., appearing as Exhibit 99.2 in the Annual Report on Form 40-F of Vizsla Silver Corp., for the year ended April 30, 2024 and to the incorporation by reference in this registration statement on Form F-10 of Vizsla Silver Corp. of MNP LLP's report dated July 18, 2024, relating to the financial statements of Vizsla Silver Corp., appearing as Exhibit 99.2 in the Annual Report on Form 40-F of Vizsla Silver Corp., for the year ended April 30, 2024.

/s/ Rebecca Xu
Chartered Professional Accountant Engagement Partner, MNP LLP April 25, 2025 Vancouver, Canada